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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 8-A / A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                              ARDENT SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


                Delaware                              04-2818132
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(State of incorporation or organization)             (IRS Employee
                                                     Identification No.)

          50 Washington Street
         Westboro, Massachusetts                     01581-1021
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(Address of principal executive offices)             (Zip Code)

If this Form relates to                 If this Form relates to the
the registration of a                   registration of a class of debt
class of debt securities                securities and is to become
and is effective upon                   effective simultaneously with
filing pursuant to General              the effectiveness of a concurrent
Instruction A(c)(1)please               registration statement under the
check the following box. [  ]           Securities Act of 1933 pursuant
                                        to General Instruction A(c)(2)
                                        please check the following
                                        box. [  ]

Securities to be registered pursuant to Section 12(b) of the Act:



                JUNIOR PREFERRED STOCK PURCHASE RIGHTS (AMENDED)
                ------------------------------------------------
                    (Title of each class to be so registered)



        (Name of each exchange on which each class is to be registered):

                                      NONE

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE


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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On June 6, 1996, the Board of Directors of VMARK Software, Inc., the predecessor to Ardent Software, Inc. (the "Company"), declared a dividend of one Preferred Share purchase right (a "Right") for each outstanding share of the Company's common stock, $.01 par value (the "Common Stock"). The terms of the Rights were set forth in a Rights Agreement dated as of June 12, 1996 (the "Original Rights Agreement") between the Company and State Street Bank and Trust Company, as Rights Agent, and were described in the Form 8-A filed by the Company with regard to the Junior Preferred Stock Purchase Rights on July 29, 1996 (the "Original 8-A"). A copy of the Original Rights Agreement (including as exhibits the form of Rights Certificate and the Summary of Rights) was attached as an exhibit to the Original 8-A.

         The Original Rights Agreement was amended by a First Amendment to Rights Agreement dated as of September 30, 1997 (the "First Amendment") and an amended Form 8-A was filed by the Company on November 19, 1997 (the "Amended 8-A").

         The Rights Agreement has been amended and restated by an Amended and Restated Rights Agreement dated as of July 20, 1999 (the "Restated Rights Agreement"). The Restated Rights Agreement supersedes the Original Rights Agreement and the First Amendment. The Restated Rights Agreement amends the Original Rights Agreement by deleting all references to "Continuing Directors". Actions previously required or permitted to be taken by a vote or consent of the Continuing Directors may now be taken with a vote or consent of the Board of Directors. The Restated Rights Agreement also integrates the First Amendment which amends the Original Rights Agreement by exempting certain persons and entities from the definition of "Acquiring Person". This exemption effectively allows such persons and entities to acquire or obtain the rights to acquire beneficial ownership of 15% or more of the outstanding shares of the Common Stock of the Company. Such exemption may not apply upon the occurrence of certain specified events set forth within the Restated Rights Agreement.

         The terms of the Rights as amended and restated by the Restated Rights Agreement are set forth in the Restated Rights Agreement.

         The descriptions of the Rights contained in the Original 8-A, the Amended 8-A and this filing and the description of the Restated Rights Agreement contained in this filing do not purport to be complete and are qualified in their entirety by reference to the Restated Rights Agreement, which is incorporated herein by reference. A copy of the Restated Rights Agreement (including as exhibits the form of Rights Certificate and the Summary of Rights, as amended) is attached as an exhibit to this filing.




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Item 2.  EXHIBITS

1. Rights Agreement, dated as of June 12, 1996 (the "Original Rights Agreement") between VMARK Software, Inc. and State Street Bank and Trust Company, as Rights Agent. (1)

2. Form of Certificate of Designations, Rights, Preferences and Privileges of Series A Junior Preferred Stock of VMARK Software, Inc. (attached as Exhibit A to the Original Rights Agreement). (1)

3. Form of Rights Certificate (attached as Exhibit B to the Original Rights Agreement). (1)

4.       Summary of Rights (attached as Exhibit C to the Original Rights
         Agreement). (1)

5.       First Amendment to Rights Agreement dated as of September 30, 1997. (2)

6. Amended and Restated Rights Agreement, dated as of July 20, 1999 (the "Restated Rights Agreement") between Ardent Software, Inc. and State Street Bank and Trust Company, as Rights Agent.

7. Form of Certificate of Designations, Rights, Preferences and Privileges of Series A Junior Preferred Stock of Ardent Software, Inc. (attached as Exhibit A to the Restated Rights Agreement).

8. Form of Rights Certificate (attached as Exhibit B to the Restated Rights Agreement).

9.       Summary of Rights (attached as Exhibit C to the Restated Rights
         Agreement).

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(1)      Incorporated by reference to the exhibit filed with the Company's Form
         8-A dated July 29, 1996.
(2) Incorporated by reference to the exhibit filed with the Company's amended Form 8-A dated November 19, 1997.




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        ARDENT SOFTWARE, INC.



Dated:  November 25, 1999               By:    /s/ Charles F. Kane
                                               --------------------------------
                                        Name:  Charles F. Kane
                                        Title: V.P. Finance, CFO and
                                                 Treasurer